Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Sound Point Acquisition Corp I, Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	457(a)	23,000,000 units	$10.00	$230,000,000	0.0000927	$21,321
N/A	Equity	Class A ordinary shares included as part of the units(3)	Other(4)	23,000,000 shares	—	—	—	—
N/A	Equity	Redeemable warrants included as part of the units(3)	Other(4)	11,500,000 warrants	—	—	—	—
Fees Previously Paid	Equity	Class A ordinary shares underlying redeemable warrants(3)(5)	457(a)	11,500,000 shares	$11.50	$132,250,000	0.0000927	$12,260
	Total Offering Amounts					$362,250,000		$33,581
	Total Fees Previously Paid							$33,581
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)

Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 1,500,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share sub-divisions, share dividends, or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.
(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.